UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                            -------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                       Date of Report
                       (Date of earliest
                       event reported):      December 30, 1998



                           Northland Cranberries, Inc.
             (Exact name of registrant as specified in its charter)



       Wisconsin                    0-16130                   39-1583759
  --------------------        ---------------------       --------------------
    (State or other              (Commission File             (IRS Employer
    jurisdiction of                  Number)               Identification No.)
     incorporation)

                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020
        -----------------------------------------------------------------
           (Address of principal executive offices including zip code)

                                 (715) 424-4444
                       ----------------------------------
                         (Registrant's telephone number)

Item 2.  Acquisition or Disposition of Assets.

         On December 30, 1998, we closed the previously announced acquisition of certain assets of the juice division of Seneca Foods Corporation. We completed the acquisition under the terms of an Asset Purchase Agreement, dated December 2, 1998, between us and Seneca, which we have filed as an exhibit to this Current Report on Form 8-K and which we incorporate by reference in this document.

         Seneca's juice division manufactures, markets and sells bottled and canned fruit beverages and frozen concentrate. It sells those products mainly under the Seneca, TreeSweet and Awake brand names and also as private label fruit products. It also performs co-packing services, which it has done for us in the past on a contract basis to support production of our branded juice products. In Seneca's last fiscal year, ended June 30, 1998,the juice division recognized about $105 million in revenues.

         Under the terms of the Asset Purchase Agreement, we obtained

         o processing plants in Mountain Home, North Carolina, Dundee, New York and Jackson, Wisconsin;

         o a distribution center in Eau Claire, Michigan;

         o a grape receiving station in Portland, New York;

         o certain personal property, inventory, contracts and agreements, computer software, licenses and permits, and general intangibles of the juice division;

         o Seneca's rights to the TreeSweet and Awake brand names; and

         o an exclusive, royalty free, 99-year license to sell Seneca brand fruit beverages and frozen concentrate.

         Our purchase price for the acquisition was approximately $28,300,000 in cash. We also assumed certain liabilities of the juice division. Because of current market conditions, we agreed to eliminate the planned issuance to Seneca of shares of our Class A Common Stock to pay a portion of the purchase price that had been originally provided for in the Asset Purchase Agreement and instead to pay the entire purchase price in cash. The Asset Purchase Agreement provides that the purchase price may be adjusted after closing based on the Net Asset Value (as we use such term in the Asset Purchase Agreement) of the assets we acquired. We currently expect that we will not be required to pay additional amounts to Seneca as a result of that potential adjustment.

         As part of the acquisition, we also entered into certain other agreements with Seneca, including

         o a Lease and Shared Use Agreement, which gives Seneca a lease on part of the Jackson, Wisconsin facility as well as the use of certain other common areas and utilities for a period of 20 years, with two options to extend the term for an additional 10 years each;

         o a Contract Packing Agreement, which allows Seneca to perform contract-packing for a portion of our juice and juice beverage products at its bottling facility in Prosser, Washington; and

         o a Can Supply Agreement, which makes Seneca the supplier of all of our can requirements for the juice division business.

         We determined the purchase price paid for the assets based on arms-length negotiations between us and Seneca. The purchase price was funded through our bank revolving credit facility. We currently plan to continue the business of Seneca's juice division in its present form.

Item 7   Financial Statements and Exhibits.

(a) We will provide financial statements of Seneca and pro forma financial information required by this Item 7 by amendment within sixty days of the date hereof.

(c) We have filed the exhibits listed in the accompanying Exhibit Index as part of this Current Report on Form 8-K.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 NORTHLAND CRANBERRIES, INC.



Date:  January 6, 1999           By: /s/John A. Pazurek
                                       John A. Pazurek
                                       Vice President - Finance, Treasurer, and
                                       Chief Financial Officer

                           NORTHLAND CRANBERRIES, INC.

                            EXHIBIT INDEX TO FORM 8-K
                         Report Dated December 30, 1998


Exhibit
   No.                             Description

(2) Asset Purchase Agreement, dated as of December 2, 1998, by and among Northland Cranberries, Inc. and Seneca Foods Corporation.*












--------------------------

*The schedules and exhibits to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.